TECHNOLOGY ADVISOR CONSULTING AGREEMENT

THIS AGREEMENT is made effective this 28th day of January 2021.

BETWEEN:

Enertopia Corp., a body corporate duly incorporated under the laws of the State of Nevada and having an Office at unit #18 1873 Spall Road.

Kelowna, BC. V1Y 4R2

(hereinafter called the "Company")

OF THE FIRST PART

AND:

Mark E Snyder, an individual with principal place of business at 12900 Brookprinter Plc Suite 200 Poway, CA 92064

(hereinafter called the "Consultant")

OF THE SECOND PART

WHEREAS:

A. Consultant agrees to serve the Company and to provide services as described below, effective January 27, 2021 and replaces the February 25, 2020 Consulting Agreement.

B. The Company is desirous of retaining the technology consulting services of Consultant as an advisor, on a one year contract and after one year on a month to month contract basis and the Consultant has agreed to serve the Company as an independent contractor upon the terms and conditions hereinafter set forth;

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1. The Consultant shall provide services to the CEO of the Company, and perform such tasks in general including but not limited to the following:

Answering and initiating calls with various groups for setting up meetings; mergers; acquisitions; joint ventures; patent due diligence and patent filings.

a) General Services. The Consultant shall serve the Company (and/or such subsidiary or subsidiaries of the company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by resolution of the Board of Directors or senior management of the Company and shall perform such duties and exercise such powers as may from time be determined by resolution of the Board of Directors, as an independent contractor. The Consultant will work as needed with lawyers, partners, shareholders and other stakeholders as required by the Company.

2. By virtue of this Agreement, the Company is expecting, and Consultant is accepting, the responsibility during the time that this Agreement remains in effect, the Consultant shall not act in any capacity whatsoever, directly or indirectly for or for the betterment of any other nonrelated company, partnership, or project that competes within North America within the same industry sector, without the Company's prior written consent.

3. The Consultant will be granted 2,000,000 stock options upon signing this Agreement.

4. The Consultant will be granted the monthly renumeration of $2,500 per month paid in full up front, and during the continuance of this agreement with quarterly review periods with respect to monthly renumeration.

5. The Consultant shall be responsible for the payment of its income taxes and other remittances including but not limited to any form of insurance as shall be required by any governmental entity with respect to compensation paid by the Company to the Consultant. The Consultant will be responsible for all expenses unless preapproved in email or writing by the Company.

6. The Consultant shall not, either during the continuance of its contract hereunder or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or its subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company's purposes and shall not (either during the continuance of its contract hereunder or at any time thereafter) use for its own purposes or for any purpose other than those of the Company any information it may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries, unless required by law. Proprietary Information as that term is used herein shall consist of all knowledge, data and information which the Consultant may acquire from the documents and information disclosed to it by the Company, its employees, attorneys, consultants, independent contractors, clients or representatives whether orally, in written or electronic form or on electronic media including, by way of example and not by limitation, any products, customer lists, supplier lists, marketing techniques, technical processes, formulae, inventions or discoveries (whether patentable or not), innovations, suggestions, ideas, reports, data, patents, trade secrets and copyrights, made or developed by the Company and related data and information related to the conduct of the business of the Company. Proprietary Information shall also include discussions with officers, directors, employees, independent contractors, attorneys, consultants, clients, finance sources, customers or representatives and the fact that such discussions are taking place. Proprietary Information shall not be directly or indirectly disclosed to any other person without the prior written approval of the Company. Proprietary Information shall not include matters of general public knowledge, information legally received or obtained by the Consultant from a third party or parties without a duty of confidentiality, and information independently known or developed by the Consultant without the assistance of the Company.

7. The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of its contract hereunder and use its best efforts to promote the interests of the Company.

8. This Agreement may be terminated forthwith by the Company or Consultant without prior notice if at any time:

(a) The Company or Consultant shall commit any material breach of any of the provisions herein contained; or

(b) The Company or Consultant shall be guilty of any misconduct or neglect in the discharge of its duties hereunder; or

(c) The Company or Consultant shall become bankrupt or make any arrangements or composition with its creditors; or

(d) The Principals of the Company or Consultant shall become of unsound mind or be declared incompetent to handle his own personal affairs; or

(e) The Company or Consultant shall be convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board of Directors of the Company, does not affect their position as a Consultant or a director of the Company.

This Agreement may also be terminated by either party upon ninety (90) days written notice to the other. Should the Company terminate this agreement for a reason not enumerated in items 8(a), 8(b), 8(c), 8(d), or 8(e), Consultant will be entitled to all remuneration, as it relates to transactions which were in process but had not yet closed at the date of his termination, to which he would have otherwise been entitled for a period of 2 months after the date of her termination.

9. In the event this Agreement is terminated by reason of default on the part of the Consultant or the written notice of the Company, then at the request of the Board of Directors of the Company, the Consultant shall cause Consultant to forthwith resign any position or office which he then holds with the Company or any subsidiary of the Company. The provisions of Paragraph 6 shall survive the termination of this Agreement for a period of 2 years thereafter.

10. The Company is aware that the Consultant may have and may continue to have financial interests in other companies. The Company agrees that the Consultant may continue to devote time to such outside interests, PROVIDED THAT such interests do not conflict with or hinder Consultant's ability to perform his duties under this Agreement.

11. The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

12. With the express exception of outstanding options granted to Consultant as a result of Advisory Services previously performed, and any prior investment made by Consultant in the Company, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the agreement between the Consultant and the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such previous agreements.

13. Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant as its last residential address known to the Company. Provided any such notice is mailed via guaranteed overnight delivery, as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of mailing provided such mailing is sent via guaranteed overnight delivery. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

14. The provisions of this Agreement shall endure to the benefit of and be binding upon the Consultant and the successors and assigns of the Company. For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

15. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

16. This Agreement is being delivered and is intended to be managed from the Province of British Columbia and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such Province. Similarly, no provision within this contract is deemed valid should it conflict with the current or future laws of the United States of America or current or future regulations set forth by the United States Securities and Exchange Commission. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom or which enforcement of any waiver, change, modification or discharge is sought.

17. This Agreement and the obligations of the Company herein are subject to all applicable laws and regulations in force at the local, State, Province, and Federal levels in both Canada and the United States. In the event that there is an employment dispute between the Company and Consultant, Consultant agrees to allow it to be settled according to applicable Canadian law in an applicable British Columbia jurisdiction.

18. This Agreement is in effect on a month-to-month basis after the initial term unless otherwise terminated as noted above, or by mutual consent, extended or replaced.

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written. SIGNED by: ____________________________ Robert McAllister CEO and Director, Enertopia Corp	DATED: January 28, 2021
SIGNED by: __________________________ Mark E Snyder Consultant	DATED: January 28, 2021